EXHIBIT 10.11

                             CONTRACT TO PURCHASE

   This is  a legally  binding contract.   If  not understood,  seek  legal
   advice.

   OM COLLIERS, INC.
   dba COLLIERS INTERNATIONAL
   525 Vine Street, Suite 1700
   Cincinnati, Ohio   45202
   513-421-4884                                      Date: February 8, 1999
   FAX: 513-421-1215


   1. PROPERTY DESCRIPTION: The undersigned Purchaser offers to purchase from the Owner through OM Colliers, Inc. dba Colliers International and its cooperative broker, if any, hereinafter "Broker" the following described Real Estate ("Real Estate") with improvements and fixtures thereon and with all appurtenant rights, privileges and easements, located in the City of Hamilton, Butler County, Ohio, known as an approximately 130,000 square foot two (2) building industrial complex that is situated on approximately 12.5 acres and whose address is 851 Walnut Street as described in Exhibit "A".

   2. INCLUDED IN THE SALE: The Real Estate shall include, without limitation, all electrical, lighting, and plumbing fixtures, heating, air conditioning equipment and all other fixtures, if any, permanently a part of the Real Estate and the improvements thereon.

   3. PERSONAL PROPERTY: The following items of personal property shall be included in the sale: All cranes, rails, bridges and motors located in the premises. All Security Systems, air lines, air compressors, dock equipment, and buss ducts.

   4. OWNER'S CERTIFICATION: The Real Estate is zoned I-2 and B-2 and is not located in a flood plain; and to the best of Owner's actual knowledge without independent investigation, inquiry or analysis, there is not located in or about the property any toxic, hazardous, or contaminated substances in violation of applicable environmental laws and there are no underground storage tanks; and is free from any and all City, State and Federal orders affecting the Real Estate as of the date of acceptance of this offer.

   5. PURCHASER'S EXAMINATION: Purchaser is relying solely upon his/her own examination of the real estate and inspections herein required, if any, for its physical condition and character, and the real estate's suitability for purchaser's intended use thereof and not upon any representations by the real estate agents involved, except for those made by said agents directly to the purchaser in writing. At closing, Purchaser shall accept the Property in "AS IS" condition without any representation, warranty or covenant from Owner except for those set forth in this Contract.

   6.   PRICE AND TERMS:   The Purchase  Price shall be  Seven Hundred  and
        Twenty Five Thousand  Dollars   ($725,000),    payable  as cash  at
        closing.

        a) EARNEST MONEY: Fifteen Thousand Dollars ($15,000) Earnest Money to apply toward the Purchase Price is to be deposited in Broker's escrow account upon acceptance of this Contract pending Closing. In the event that this Contract to Purchase does not close for any reason other than default on the part of the Purchaser, the Purchaser's Earnest Money will be promptly and fully 1refunded. Such refund shall be in addition to any remedy, including specific performance, available to Purchaser.

             If Purchaser defaults in the performance of this Contract, then the Earnest Money shall be paid to the owner, not as liquidated damages, but to apply to damages which Owner may suffer on account of the default of Purchaser.

        b) BALANCE: The balance of the Purchase Price shall be payable as cash at closing.

   7.   CONTINGENCIES:

        The  following  shall  be   conditions  precedent  to   Purchaser's
        obligation to purchase the property:

             a) On or before April 9, 1999, Purchaser shall have determined that financing can be obtained to purchase the Property in an amount and on terms satisfactory to Purchaser, in Purchaser's sole and absolute discretion. Purchaser agrees to apply for and to make a diligent effort to obtain said financing. If the commitment for said financing shall not be obtained on or before April 9, 1999, Purchaser may terminate this contract by giving Seller written notice thereof on or before said date.

             b) On or before April 9, 1999, Purchaser shall have determined that Owner's title to the Property is acceptable to Purchaser in Purchaser's sole and absolute discretion. Promptly upon the parties' execution of this Contract, Purchaser shall select a reputable title insurance company and order a commitment for an owner's title insurance policy. The cost of obtaining the commitment, and the premium for the owner's policy, shall be paid by Purchaser. Purchaser shall provide a copy of the commitment to owner upon Purchaser's receipt thereof. If title to the Property, as reflected in the commitment, is not acceptable to Purchaser, Purchaser shall so notify Owner in writing on or before April 9, 1999, otherwise, objections to title are waived and this contingency shall be deemed waived except as to matters later created. In the event of an objection, Owner may attempt to clear the title of such matters, and the Closing date shall be extended if necessary; but either party may terminate this Contract if such matters cannot be corrected or Owner elects not to attempt to correct them or Owner fails to remove such matters within a reasonable time, by giving written notice of such termination to the other party, and in such event the Earnest Money shall be promptly returned to Purchaser. At Closing, Owner shall deliver a title affidavit to Purchaser in a form acceptable to Purchaser.

             c) Delivery of possession of the Property to Purchaser, immediately Upon waiving of all contingencies and deposit of escrow with Seller.

             d) On or before April 9, 1999, Purchaser shall have determined that the zoning of the Property is satisfactory to Purchaser, in Purchaser's sole and absolute discretion, and the Purchaser's intended use will conform with applicable local, county, and state laws and regulations, and with existing park covenants, in Purchaser's sole and absolute discretion.

             e) On or before April 29, 1999, Purchaser shall have determined that the environmental condition of the Property is satisfactory to the Purchaser, in the Purchaser's sole and absolute discretion. Upon the execution of this Contract,
             Seller shall  cause  to  be  ordered  from  the  environmental consulting firm selected by the Seller, a Phase I environmental audit report on the Property, a copy of which will be sent to Purchaser for Purchaser's review. The cost of the Phase I environmental audit report shall be paid by the Purchaser.

             f) On or before April 9, 1999 Purchaser shall have determined that the Property is satisfactory for Purchaser's intended use, in Purchaser's sole and absolute discretion. During the period from the date hereof through April 9, 1999 (the "Inspection Period"), Purchaser shall have the right to inspect the Property, including but not limited to, the soil, subsoil, topography, existing fill, drainage, surface and groundwater quality, air and water rights, availability of utilities, zoning, legal compliance, access, suitability of the Property for Purchaser's manufacturing process, assessments, encroachments, structural, mechanical, and architectural components, heating, ventilating, and air conditioning components, plumbing and electrical components, curbs, driveways, and parking areas, roof, gutters, downspouts, siding, and windows and all other inspections deemed necessary by Purchaser. During the inspection Period, Purchaser and Purchaser's consultants, agents, inspectors, contractors, and employees directed by Purchaser, may enter the Property during regular business hours as reasonably necessary to inspect the Property, to perform any needed tests, and to plan any improvements on the Property. Purchaser shall not make excavations or test borings, disturb any plants, trees or shrubs, or engage in other activities destructive to the Property absent specific written consent from Seller, which consent shall not be unreasonably withheld. Purchaser shall notify Owner (by telephone or in writing) of the dates and times during which Purchaser or Purchaser's agents will be on the Property, and Owner or Owner's agents shall have the right to accompany Purchaser or Purchaser's agents while they are on the Property. Purchaser shall indemnify, defend and hold Owner harmless from and against any and all claims, actions, liability, damages, costs and expenses arising or relating to Purchaser's activities on the Property, and Purchaser shall promptly repair and any and all damage to the Property caused by Purchaser or its agents in connection therewith.

             If Purchaser determines that the Property is unsatisfactory to Purchaser based upon its inspections and investigations, Purchaser may terminate this Contract by giving Owner written notice thereof on or before April 9, 1999, in which event the Earnest Money shall be promptly refunded to Purchaser. Otherwise, this contingency shall be deemed satisfied.

             g) After Purchaser waives its' contingencies but before closing, Seller shall at its sole cost and expense separate (create an alley and disconnect the roof and any shared electrical services) the facility they intend to retain to the reasonable satisfaction of the Purchaser.

             h) After Purchaser waives its' contingencies but before closing, Seller shall remove all drums and items which may affect the environmental status of the property.

             i) After Purchaser 3waives its' contingencies but before closing, Seller shall designate what personal property Seller wishes to store Seller's retained facility after Purchaser takes occupancy of purchased property. Purchaser agrees to provide the labor necessary to dispose of or relocate Seller's personal property, except for any hazardous waste material. All other costs (dumpsters, hauling, etc.) shall be at the expense of the Seller. Seller and Purchaser agree to negotiate a reasonable storage fee for personal property that remains until Seller disposes of or relocates the personal property.

        In the event any of the contingencies set forth in this section 7 are not satisfied or waived by Purchaser, Purchaser may terminate this Contract by giving written notice thereof to Owner on or before April 9, 1999, and Purchaser shall promptly receive a refund of the Earnest Money. If Purchaser does not so notify Owner, all of the contingencies set forth in this section 7 shall be deemed satisfied (except, with regard to the title contingency, as to matters later created).

   8. CONVEYANCE AND CLOSING: Owner shall be responsible for transfer taxes, conveyance fees, deed preparation; and shall convey marketable title to the Real Estate by deed of general warranty in fee simple absolute, with release of dower, if any, in writing, to the purchaser or purchaser's designee or nominee.

        Closing will be held within thirty (30) days of waiving of all contingencies.

   9. POSSESSION: Possession shall be given upon Purchasers waiving of all contingencies and deposit of escrow with Seller. Purchaser shall be granted rent free occupancy until closing and Purchaser shall be responsible for all cost associated with building occupancy, including but not limited to real estate taxes, property insurance and building maintenance.

   10.  PRORATIONS:   Real estate  taxes, installments  of assessments,  if
        any, shall be prorated as of the date of occupancy by Purchaser. Owner shall receive a credit for any prepaid taxes.

   11. CONDITION OF IMPROVEMENTS: Owner agrees that upon delivery of deed, the improvements constituting part of the Real Estate shall be in the same condition as they are on the date of this offer, reasonable wear and tear excepted. Owner shall continue to insure the improvements until Closing. In the event of loss before Closing such loss may be repaired by and at the cost of Owner prior to Closing, and if not so repaired, the Purchaser may elect to accept the property in its damaged condition, or terminate this Contract, and upon such termination Purchaser shall be entitled to a return of the Earnest Money.

   12. INDEMNITY BY OWNER: Owner recognizes that Colliers International is relying on all information provided herein or supplied by Owner in connection with the Real Estate, and agrees to indemnify and hold Colliers International, its sales associates and cooperating brokers harmless from any claims, demands, damages, suits, liabilities, costs and expenses (including reasonable attorney's fees) arising out of any intentional misrepresentation made herein by Owner or because of intentional concealment by the Owner.

   13. SOLE CONTRACT: The parties agree that this Contract constitutes their entire agreement, and that no oral or implied agreement exists. Any amendments to this agreement shall be made in writing, signed by both parties and copies shall be attached to all copies of this original agreement. This Contract shall be binding not only upon the parties hereto but also upon their heirs, administrators, executors, successors and assigns.

   14. AGENCY DISCLOSURE: Purchaser and Owner acknowledge receipt of the attached Agency Disclosure Statement submitted for their review and signature. Owner authorizes Broker to divide commissions received under this Contract with cooperating brokers, if any, regardless of their agency relationships with the parties.

    15.  EXPIRATION AND  APPROVAL:    This offer  shall    remain  open  for
        acceptance until 12:00 noon Cincinnati time on Tuesday February 9, 1999, and a signed copy shall be promptly returned to Purchaser or Owner, as the case may be, upon acceptance by the other party.

                                 Production Manufacturing Inc. or assigns


          /s/ John G. Halpin                  /s/ James E. Napier
         ___________________________        ________________________________
                Witness                                   Purchaser:
              February 9, 1999 @ 9:56 AM    President
        Date:______________________         _______________________________

   Brokers (if any): West Shell - Listing Agent, Colliers Intl.- Buyers Agent

   16. RECEIPT OF BROKER: I hereby acknowledge receipt of a check in the amount of Fifteen Thousand Dollars ($15,000) from Production Manufacturing Inc. which shall be deposited upon execution of this Contract by both parties as Earnest Money to be retained by West Shell Inc. (Broker) in accordance with this Contract. The Earnest Money check shall be promptly returned if offer is rejected.


        Broker:____________________________



        By:________________________________



        Date:______________________________

   17. ACTION BY SELLER: The undersigned Seller has read and fully understands the foregoing offer and hereby: ( X ) accepts said offer and agrees to convey the Real Estate according to the above terms and conditions, ( ) rejects said offer, or ( ) counteroffers according to the above modifications initialed by Seller, which counter offer shall become null and void if not accepted in writing on or before 6 o'clock (P.M.) CINCINNATI TIME________________, 19_____. Seller acknowledged that the Ohio Agency Disclosure Statement is signed and attached. Seller agrees to pay West Shell a commission ("Commission") of six (6)% of the Purchase Price at Closing and further authorizes West Shell to pay Colliers Intl. fifty percent (50%) of the "commission" at closing and to apply as much of the Earnest Money as may be necessary to pay Commission. No commission shall become due and payable until the closing occurs and Owner receives the net sales proceeds.

                                      STEVENS INTERNATIONAL INC.

    /s/ Marsha D. Ogura               By: /s/ George A. Wiederaenders
   ________________________________   __________________________________
   Witness                            Seller

                                      February 8, 1999
                                      __________________________________
                                      Date